CONSULTANT AGREEMENT

     Agreement made this 14th day of May, 2002, between Pacific WebWorks, Inc.- (hereinafter referred to as "Corporation"), and Summit Resource Group, Inc. (hereinafter referred to as "Consultant"), (collectively referred to as the "Parties"):
RECITALS

     A. Summit Resource Group, Inc. is an investor relations, direct marketing, publishing, public relations and advertising firm with expertise in the dissemination of information about publicly traded companies.

     B. The Corporation desires to engage the Consultant to perform consulting services regarding all phases of the Corporation's "Investor Relations" including direct investor relations and broker/dealer relations as such may pertain to the operation and advancement of the Corporation's business.

     C. The Consultant desires to consult with the Board of Directors, the Officers of the Corporation, and certain administrative staff members of the Corporation, and to undertake for the Corporation consultation as to the company's investor relations activities and relationships with various broker/dealers in the securities industry.

     NOW THEREFORE, in consideration of the mutual promises, agreements and covenants contained herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

      1.     Term: The term of this Agreement shall be for a period of twelve
(12) months commencing on the date first appearing above. This Agreement may be terminated by either party only in accordance with the terms and conditions set forth in Section 7.

      2. Services Provided by Consultant: Consultant shall provide consulting services in connection with the Corporation's "investor relations" dealings with NASD broker/dealers and the investing public. (At no time shall the Consultant provide services which would require Consultant to be registered and licensed with any federal or state regulatory body or self-regulating agency.) During the term of this Agreement, Consultant will provide those services customarily provided by an investor relations firm to a Corporation, including but not limited to the following:

     (a) Aiding the Corporation in developing a marketing plan directed at informing the investing public of the business of the Corporation;

     (b) Providing assistance and expertise in devising an advertising campaign in conjunction with the marketing campaign set forth in (1) above;

     (c) Advise the Corporation and provide assistance in dealing with institutional investors in relation to the Corporation's offerings of its securities;

     (d) Aid and assist the Corporation in the Corporation's efforts to secure "market makers" which will publicly trade the Corporation's stock. Said assistance shall include providing such information as may be reasonably required;

     (e) Aid and advise the Corporation in establishing a means of securing nationwide interest in the Corporation's securities;

     (f) Aid and assist the Corporation in creating an "institutional site program" to provide ongoing and continuous information to fund managers;

     (g) Aid and consult with the Corporation in the preparation and dissemination of press releases and news announcements;

     (h) Aid and consult with the Corporation in the preparation and dissemination of all "due diligence" packages requested by and furnished to NASD registered broker/dealers, the investing public, and/or other institutional and/or fund managers requesting such information from the Corporation; and

     (i) At the Corporation's direction, work with the Corporation's Public Relations firm to jointly support the Corporation's overall public relations.

     3. Compensation: In consideration for the "Investor Relations" services provided by Consultant to the Corporation the Corporation shall grant 1,300,000 warrants to the Consultant as described below. On behalf of the Consultant, the Corporation shall cause to be vested at the time of execution of this Agreement all of the warrants as set forth in a subparagraph (a) below. The Corporation shall cause all of the warrants as set forth in subparagraph (b) below to vest on September 15, 2002. The Corporation shall cause all of the warrants as set forth in subparagraph (c) below to vest on December 31, 2002 if no termination of this agreement has occurred prior to the vested dates. If a notice of termination, as described in Section 7 has been issued by either party, then the Corporation shall cause a pro rata number of the warrants which may be owed to the consultant at the time of any notice of termination to be vested through such date. All warrants vested shall have a term of two (2) years and shall contain piggyback registration rights. The shares underlying the warrants shall be registered in the Company's next registration. The warrants shall be issued at the following exercise prices:

               (a)     600,000 warrants at $.30 a share
               (b)     400,000 warrants at $.50 a share
               (c)     300,000 warrants at $.90 a share

     4.     Compliance:   The common shares underlying the warrants set forth
above in paragraph 3 will, at the time Consultant gives notice to the Company of its exercise thereof, shall be free trading, or if not, the shares shall be incorporated in the next registration statement filed by the Corporation. The warrants and underlying shares shall have "piggyback" registration rights and will, at the expense of the Corporation, be included in said registration.

     5.     Representations and Warranties of Corporation:

     (a) The Corporation, upon entering into this Agreement, hereby warrants and guarantees to the Consultant that to the best knowledge of the Officers and Directors of the Corporation, all statements, either written or oral, made by the Corporation to the Consultant are true and accurate, and contain no misstatements of a material fact. Consultant acknowledges that estimates of performance made by Corporation are based upon the best information available to Corporation officers at the time of said estimates of performance. The Corporation acknowledges that the information it delivers to the Consultant will be used by the Consultant in preparing materials regarding the Company's business, including but not necessarily limited to, its financial condition, for dissemination to the public.

     (b) Consultant shall agree to release information only with written or verbal approval of the Company and in accordance with governing federal rules and regulations..

     6. Limited Liability: With regard to the services to be performed by the Consultant pursuant to the terms of this Agreement, the Consultant shall not be liable to the Corporation, or to anyone who may claim any right due to any relationship with the Corporation, for any acts or omissions in the performance of services on the part of the Consultant, except when said acts or omissions of the Consultant are due to its willful misconduct or culpable negligence.

     7. Termination: After ninety (90) days this Agreement may be terminated by either party upon the giving of not less than thirty (30) days written notice, delivered to the parties at such address. Compensation shall be treated as outlined in Section 3, Compensation.

     8. Notices: Notices to be sent pursuant to the terms and conditions of this Agreement shall be sent as follows:

     Pacific WebWorks, Inc.              Summit Resource Group, Inc.
     180 South 300 West, Suite 400       303 International Circle, Suite 110
     Salt Lake City, Utah 84101          Hunt Valley, Maryland 21030

     9. Attorney's Fees: In the event any litigation or controversy, including arbitration, arises out of or in connection with this Agreement between the Parties hereto, the prevailing party in such litigation, arbitration or controversy, shall be entitled to recover from the other party or parties, all reasonable attorney's fees, expenses and suit costs, including those associated within the appellate or post judgment collections proceedings.

     10.      Governing Law:   This Agreement shall be construed under and in
accordance with the laws of the State of Maryland and the State of Utah, and all parties hereby consent to Utah as the proper jurisdiction for said proceeding provided herein.

     11. Binding Affect: This Agreement shall be binding on and inure to the benefit of the contracting parties and their respective heirs, executors, administrators, legal representatives, successors, and assigns when permitted by this Agreement.

     12. Legal Construction: In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, the invalidity, illegality, or unenforceability shall not affect any other provision, and this Agreement shall be construed as if the invalid, illegal or unenforceable provision had never been contained in it.

     13. Prior Agreements Superseded: This Agreement constitutes the sole and only Agreement of the contracting parties and supersedes any prior understandings or written or oral agreements between the respective parties. Further, this Agreement may only be modified or changed by written agreement signed by all the parties hereto.

     14. Multiple Copies or Counterparts of Agreement: The original and one or more copies of this Agreement may be executed by one or more of the parties hereto. In such event, all of such executed copies shall have the same force and effect as the executed original, and all of such counterparts taken together shall have the effect of a fully executed original. Further, this Agreement may be signed by the parties and copies hereof delivered to each party by way of facsimile transmission, and such facsimile copies shall be deemed original copies for all purposes if original copies of the parties' signatures are not delivered.

     15. Liability of Miscellaneous Expenses: The Corporation shall be responsible for any miscellaneous fees and costs approved in writing prior by the Corporation or its agents for commitments that are unrelated to the agreement made between the Parties.

     16. Headings: Headings used through this Agreement are for reference and convenience, and in no way define, limit or describe the scope or intent of this Agreement or effect its provisions.

     IN WITNESS WHEREOF, the Parties have set their hands and seal as of the date written above.

                              SUMMIT RESOURCE GROUP, INC.


                                        /s/ Jerry Miller
                                   By: ________________________________
                                         Jerry Miller, Manager


                                   PACIFIC WEBWORKS, INC.

                                        /s/ Kenneth W. Bell
                                   By: ___________________________________
                                         Kenneth W. Bell, C.E.O.